UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LHC GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LHC GROUP, INC.
420 West Pinhook Road, Suite A
Lafayette, Louisiana 70503

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of the Stockholders of LHC Group, Inc. to be held on Thursday, June 14, 2007 at 10:00 a.m. local time, at the offices of LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Whether you plan to attend the meeting or not, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:

•	Use the Internet at the web address shown on your proxy card;

•	Use the touch-tone telephone number shown on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the Proxy Statement and on the enclosed proxy card. If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Keith G. Myers
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING,
DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT
PROMPTLY IN THE ENVELOPE PROVIDED.

LHC GROUP, INC.
420 West Pinhook Road, Suite A
Lafayette, Louisiana 70503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 14, 2007

To the Stockholders of LHC Group, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of LHC Group, Inc. (the “Company” or “LHC Group”), will be held at the offices of LHC Group, 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, on Thursday, June 14, 2007 at 10:00 a.m. (Central Time) for the following purposes:

1. To elect three Class II directors to serve for a term of three (3) years and until their successors are elected;

2. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 19, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

The Board of Directors of the Company unanimously recommends stockholders vote FOR the director nominees named in the Proxy Statement and FOR approval of the appointment of Ernst & Young LLP as auditors for the Company.

Stockholders are cordially invited to attend the meeting in person.

By Order of the Board of Directors

Keith G. Myers
President and Chief Executive Officer

April 27, 2007

IMPORTANT

YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 14, 2007
PROPOSALS FOR STOCKHOLDER ACTION
PROPOSAL #1 ELECTION OF DIRECTORS
PROPOSAL #2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTING FEES AND SERVICES
AUDIT COMMITTEE PRE-APPROVAL POLICY
CORPORATE GOVERNANCE
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARD
OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2006 DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF DIRECTORS,OFFICERS AND PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION

LHC GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 14, 2007

Introduction

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of LHC Group, Inc. (the “Company” or “LHC Group”) from holders of the Company’s common stock, $0.01 par value ( “Common Stock”). These proxies will be voted for the purposes set forth herein at the 2007 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m. (Central Time) on Thursday, June 14, 2007, at the offices of the Company, 420 West Pinhook Road., Suite A, Lafayette, Louisiana 70503, and at any adjournments or postponements thereof.

Voting Procedures

Only holders of record of shares of Common Stock outstanding as of the close of business on April 19, 2007 (the “Record Date”) are entitled to notice of and to vote on each matter submitted to a vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors. As of the close of business on the Record Date, the Company had approximately 17,995,491 shares of Common Stock outstanding and entitled to vote. The Notice of Annual Meeting, this Proxy Statement, and the proxy are being first mailed to stockholders on or about April 27, 2007.

Stockholders may cast their votes in several different ways. When voting for director nominees, they may (1) vote “for” all the nominees, (2) “withhold” authority to vote for all nominees, or (3) “withhold” authority to vote for one or more nominees but vote “for” the other nominees. With respect to other proposals, stockholders may vote “for” or “against” the proposal, or they may “abstain” from voting on the proposal. If stockholders hold their shares through a broker or nominee and have not given their broker or nominee instructions about how to vote on a particular matter for which the broker or nominee does not otherwise have discretionary voting power, their shares will be considered “broker or nominee non-votes” with respect to that matter.

Stockholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return your proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Please refer to the instructions provided with the enclosed proxy card for information on the voting methods available to you.

Quorum, Abstentions and Broker Non-Votes

In accordance with Delaware law (under which the Company is organized), and the Company’s Bylaws, the presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum, which is required before any action can be taken at the Annual Meeting. Abstentions, votes withheld and broker or nominee non-votes, and shares represented by proxies reflecting abstentions, votes withheld or broker or nominee non-votes, will all be counted as votes that are present and entitled to vote for the purpose of determining the presence of a quorum. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting for purposes of determining the outcome of any matter submitted to the stockholders for a vote, but will not be counted as votes “for” or “against” any matter subject to the abstention or the votes withheld. Broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will be considered as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Computershare Trust Company, N.A., our independent transfer agent and registrar, will count the votes.

If a quorum is present at the Annual Meeting, the following stockholder votes will be required for approval of the proposals to be submitted at the Annual Meeting:

•	The nominees for director shall be elected by a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes, and shares represented by proxies reflecting abstentions, votes withheld, or broker or nominee non-votes, will not affect the outcome of director elections.

•	Other proposals shall be approved by a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will have the same effect as a negative vote, but broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect as a vote against any other proposal.

Expenses

The Company will bear the cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Revocability

Any stockholder returning the accompanying proxy card may revoke that proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the meeting, or (c) executing and delivering to the Company a proxy card bearing a later date.

PROPOSALS FOR STOCKHOLDER ACTION

PROPOSAL #1
ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) is composed of three classes, designated Class I, Class II, and Class III. The term of the Class II directors expires at the 2007 Annual Meeting. The current Class II directors are John L. Indest, Ronald T. Nixon, and W.J. “Billy” Tauzin. The Board is currently composed of seven outside, non-employee directors and two employee directors. The Nominating and Corporate Governance Committee conducted an evaluation of each person listed below under the caption “Class II Nominees” to evaluate the performance of each existing director prior to recommending to the Board his nomination for an additional term as a director. Upon the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent directors, the Board nominated Messrs. Indest, Nixon and Tauzin for election as Class II directors to serve until the Annual Meeting of Stockholders in 2010 or until their successors have been elected and qualified.

The term of the Class III directors will expire at the 2008 annual meeting of the stockholders of the Company and the term of the Class I directors will expire at the 2009 annual meeting of the stockholders of the Company. Each succeeding term of a director in Class I, Class II, or Class III shall be for three (3) years and until his or her successor is elected. The current Class III Directors are Keith G. Myers, Ted W. Hoyt, and George A. Lewis, and the current Class I Directors are Nancy G. Brinker, John B. Breaux, and Dan S. Wilford.

The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) presently provides that the number of directors shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the Board. At each annual meeting of stockholders, or special meeting in lieu thereof, after the initial classification of the board of directors, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election, or special meeting held in lieu thereof. The number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The Company’s Bylaws further provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office until their successor is elected and qualified.

Each nominee for election at the Annual Meeting has consented to be a candidate and to be so named in this Proxy Statement and to serve, if elected. If any nominee becomes unable or unwilling to serve, although not anticipated, the persons named as proxies will have the discretionary authority to vote for a substitute. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Therefore, the three nominees for election as Class II directors who receive the greatest number of votes cast at the Annual Meeting will be elected to the Board as Class II directors. Unless otherwise specified, the accompanying proxy will be voted FOR John L. Indest, Ronald T. Nixon, and W.J. “Billy” Tauzin as Class II directors.

Information Regarding Nominees for Class II Director:

Nominees for Election of Class II Directors for a Three-Year Term
Expiring at the Annual Meeting of Stockholders to be held in Fiscal 2010

Nominee	Age	Position

John L. Indest	55	Director, Secretary, and Nominee
Ronald T. Nixon	51	Director and Nominee
W.J. “Billy” Tauzin	63	Director and Nominee

John L. Indest currently serves as our Executive Vice President and Chief Operating Officer. He previously served as our Senior Vice President and Chief Operating Officer of Home-Based Services, beginning in May 2001. Mr. Indest has also served as a director since June 2000 and as Secretary since August 2004. From November 1998 to May 2001, Mr. Indest served as our Vice President. Prior to joining us in November 1998, Mr. Indest served as President, Chief Executive Officer and co-owner of Homebound Care, Inc., a regional home health provider. Mr. Indest has testified before the United States House of Representatives’ Ways and Means Subcommittee on healthcare issues and was co-chairman of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the state of Louisiana. He currently serves on the Board of Directors of the National Association of Home and Hospice Care. Mr. Indest is a registered nurse with a Masters of Science in Health Services Administration from the University of St. Francis.

Ronald T. Nixon has served as a director since July 2001. Mr. Nixon is a founding principal of The Catalyst Group, formed in 1990, which manages two small business investment companies, or SBICs, one participating preferred SBIC and three private equity investment funds. Prior to joining The Catalyst Group, Mr. Nixon operated companies in the manufacturing, distribution and service sectors. Mr. Nixon serves on the board of directors of numerous private companies. Mr. Nixon holds a Bachelor of Science degree in Mechanical Engineering that he received from the University of Texas at Austin and is a registered Professional Engineer in the State of Texas.

Congressman W.J. “Billy” Tauzin was appointed as our lead independent director in January 2005. In December 2004, Congressman Tauzin was named President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America, a trade group that serves as one of the pharmaceutical industry’s top lobbying groups. He served 12 terms in the U.S. House of Representatives, representing Louisiana’s 3rd Congressional District since being first sworn in 1980. From January 2001 through December 2004, Congressman Tauzin served as Chairman of the House Committee on Energy and Commerce. He also served as a senior member of the House Resources Committee and Deputy Majority Whip. Prior to being a member of Congress, Congressman Tauzin was a member of the Louisiana State Legislature, where he served as Chairman of the House Natural Resources Committee and Chief Administration Floor Leader. He currently serves on the Board of Directors of Entergy Corporation. Congressman Tauzin received a Bachelor of Arts Degree from Nicholls State University and a Juris Doctorate from Louisiana State University.

THE BOARD OF DIRECTORS RECOMMENDS THAT A VOTE “FOR” THE ELECTION OF JOHN L. INDEST, RONALD T. NIXON, AND W.J. “BILLY” TAUZIN AS CLASS II DIRECTORS.

Information Regarding Directors Continuing in Office:

Class III Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2008

Nominee	Age	Position

Keith G. Myers	47	Director and Chairman
Ted W. Hoyt	52	Director
George A. Lewis	70	Director

Keith G. Myers is our co-founder, and has served as Chairman of the Board, President and Chief Executive Officer (or similar positions in our predecessors) since 1994. Prior to joining us, Mr. Myers founded, co-owned and operated Louisiana Premium Seafoods, Inc., an international food processing, procurement and distribution company. Mr. Myers received credentials in 1999 from the National Association for Home Care with regard to the home/hospice care sector. Mr. Myers was named Business Executive of the Year in 1999 by Louisiana Rural Health Association and Entrepreneur of the Year in the healthcare category by Ernst & Young LLP with respect to the Texas, Louisiana and Mississippi Region.

Ted W. Hoyt has served as a director since August 2004. Mr. Hoyt has practiced corporate and tax law since 1977, counseling both private and public corporations. Since January 1999, Mr. Hoyt has served as the

Managing General Manager of the law firm of Hoyt & Stanford, LLC. Mr. Hoyt was the co-founder of Omni Geophysical Corporation, which later became Omni Energy Services, a publicly traded company, for which he served as a director and officer from 1986 to 1996. Mr. Hoyt has also served as a tax attorney with the National Office of the Internal Revenue Service. Mr. Hoyt holds a Bachelor of Science degree in Business Administration degree from the University of Louisiana at Lafayette, a Juris Doctorate from Louisiana State University and a Masters in Tax Law degree from Georgetown University. Mr. Hoyt is admitted to the Bar in Louisiana, New York and the District of Columbia.

George A. Lewis has served as a director since August 2004. Mr. Lewis commenced his auditing career with Arthur Andersen & Co. in 1958. In 1963, Mr. Lewis joined the firm of Broussard, Poche, Lewis & Breaux, L.L.P., Certified Public Accountants, where he served as an audit partner until his retirement in 1996. Since 1996, Mr. Lewis has primarily served as an expert audit and accounting defense witness with respect to litigation involving various nationally recognized accounting firms. Mr. Lewis has served on various committees of the American Institute of Certified Public Accountants, including as a member of the Auditing Standards Board from 1990 to 1994, and as a member of the Society of Louisiana Certified Public Accountants. Mr. Lewis has authored an education course to train CPAs to deal with issues of the elderly. Mr. Lewis received a Bachelor of Science from Louisiana State University. Mr. Lewis serves as the financial expert on our Audit Committee.

Class I Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2009

Nominee	Age	Position

Nancy G. Brinker	60	Director
John B. Breaux	63	Director
Dan S. Wilford	66	Director

Ambassador Nancy G. Brinker was appointed as a director in June 2006. In 2001, she was appointed by President Bush to serve as U.S. Ambassador to the Republic of Hungary, a title she held until 2003. Ambassador Brinker is also the founder of Susan G. Komen for the Cure, established in 1982 to raise money to fund research for the cure of breast cancer. The Foundation is named after her sister, Susan, who died from the disease. Prior to her appointment as Ambassador, Ms. Brinker served on the boards of Manpower, Inc., US Oncology, Inc., and the Meditrust Corporation. Ambassador Brinker has served on government panels under three U.S. presidents, including as a member of President Reagan’s National Cancer Advisory Board, President George H.W. Bush’s Cancer Panel, and as chairperson of a federal subcommittee monitoring research, progress and development in the fight against breast cancer. Currently, Ambassador Brinker is a member of the board of directors of Susan G. Komen for the Cure and FasterCures, an “action think tank” dedicated to removing barriers to the discovery and development of medical solutions. Ambassador Brinker is also the recipient of numerous national awards, including the Champions of Excellence Award presented by the Centers for Disease Control, the Healthcare Humanitarian Award presented by the Global Conference Institute, and the James Ewing Layman Award from the Society of Surgical Oncology, among many others. Ambassador Brinker received a Bachelor of Arts degree in Liberal Arts from the University of Illinois in 1968.

Senator John B. Breaux was appointed as a director in February 2007. Senator Breaux has served in both the United States Senate and the United States House of Representatives. Most recently and until his retirement from public service in 2005, Senator Breaux represented the State of Louisiana in the United States Senate for three consecutive terms, beginning in 1987. Prior to his tenure as Senator, he served as a member of the United States House of Representatives from 1972 to 1987. Senator Breaux began his career in 1972 with his election as a Democrat to the Ninety-second Congress in a special election. At the age of 28, he was then the youngest member of the United States House of Representatives. Senator Breaux was re-elected to the seven succeeding Congresses and served until January 3, 1987, when he won election as a Democrat to the United States Senate. Senator Breaux was re-elected in both the 1992 and 1998 elections. As a member of the Senate, Senator Breaux was ranking minority member of the Senate Committee on Aging, a member of the

Senate Finance Committee and a member of the Senate Commerce Committee where he was recognized as a non-partisan consensus builder. Since his retirement from the United States Senate, Senator Breaux has been actively involved in Patton Boggs LLP, a Washington D.C. law firm, as a Director of CSX Corporation, and as a former Senior Managing Director of the Clinton Group, an investment advisory firm.

Dan S. Wilford was appointed as a director in November 2005. He served from 1984 through 2002 as the President and Chief Executive Officer of Memorial Hermann Healthcare System headquartered in Houston, Texas. Mr. Wilford also served as Chief Executive Officer of a community-based, not-for-profit, multi-hospital system in the greater Houston area. Prior to that, he was associated for ten years with Hillcrest Medical Center in Tulsa, Oklahoma and was President of North Mississippi Health Services in Tupelo, Mississippi. He currently serves on the board of directors for two other publicly traded companies, Healthcare Realty Trust and Sanders Morris Harris Group, and twelve not-for-profit organizations, most of which are related to the healthcare industry. Mr. Wilford also continues to serve as an advisor to Memorial Hermann Healthcare System.

PROPOSAL #2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The independent accounting firm of Ernst & Young LLP (“E&Y”) has served as the Company’s independent auditors since June 11, 2001. The Company’s Audit Committee has selected E&Y to conduct the annual audit of the financial statements of the Company for its fiscal year ending December 31, 2007. E&Y has no financial interest, direct or indirect, in the Company and does not have any connection with the Company except in its professional capacity as an independent auditor. The ratification by the stockholders of the selection of E&Y as independent auditors is not required by law or by the Bylaws of the Company. The Board, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to its stockholders. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2007. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of E&Y will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT AUDITORS.

PRINCIPAL ACCOUNTING FEES AND SERVICES

E&Y billed LHC Group the following fees for services provided for the 2005 and 2006 fiscal year:

•	AUDIT FEES: The aggregate fees billed for professional services rendered for the audit of LHC Group’s fiscal year 2005 annual financial statements and review of LHC Group’s Form 10-K, Form 10-Q, and Form S-1 were One Million Fifteen Thousand ($1,015,000) Dollars. The aggregate fees billed for professional services rendered for the audit of LHC Group’s fiscal year 2006 annual financial statements and review of LHC Group’s Form 10-K and Form 10-Qs were Six Hundred Eighty-three Thousand and Five Hundred ($683,500) Dollars.

•	AUDIT-RELATED FEES: The aggregate fees billed for assurance and related services rendered during fiscal 2005 that were reasonably related to the performance of the audit or review of LHC Group’s financial statements and that are not reported in the paragraph above were Eight Thousand ($8,000) Dollars. The aggregate fees billed for assurance and related services rendered during fiscal 2006 that were reasonably related to the performance of the audit or review of LHC Group’s financial statements and that are not reported in the paragraph above were Three Thousand Five Hundred ($3,500) Dollars.

•	TAX FEES: The aggregate fees billed for tax compliance, tax advice, and tax planning services rendered during fiscal 2005 were Sixty-Two Thousand ($62,000) Dollars. The aggregate fees billed for tax compliance, tax advice, and tax planning services rendered during fiscal 2006 were Zero ($0) Dollars.

•	SARBANES-OXLEY FEES: The aggregate fees billed for Sarbanes-Oxley compliance rendered during fiscal 2005 were Zero ($0) Dollars. The aggregate fees billed for Sarbanes-Oxley compliance rendered during fiscal 2006 were Four Hundred Twenty-five Thousand ($425,000) Dollars.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Company’s Audit Committee approves all fees to be paid for audit and audit related services, tax and all other fees of the Company’s independent auditor prior to engagement for those services.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit (including audit related) services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee pre-approved all fiscal year 2006 services by Ernst & Young LLP.

The policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels must be specifically pre-approved by the Audit Committee. Any services not specifically identified in the policy must receive specific pre-approval. The independent registered public accounting firm and management report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

CORPORATE GOVERNANCE

Committees

The Board has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, each of which is briefly described below. All committee members are non-employee, independent directors of the Company (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards).

The Board has also established a Lead Director Position, to be held by an independent, non-employee director. W.J. “Billy” Tauzin was appointed the Lead Director of LHC Group in January 2005. The Lead Director’s duties include meeting with the Chairman to review financials, agenda/minutes of committee meetings and pertinent Board issues; presiding as Chair of the Nominating and Governance Committee and presiding at regularly scheduled executive sessions of the Board and other meetings of the independent, non-employee directors.

Audit Committee

The members of the Audit Committee are Messrs. Lewis, Hoyt and Nixon, with Mr. Lewis serving as chair. The Board has determined that Mr. Lewis is an “audit committee financial expert,” as defined by rules adopted by the Securities and Exchange Commission, or SEC. A description of Mr. Lewis’ qualifications with regard to his status as an audit committee financial expert can be found in the biographical information set forth under Proposal #1 in this Proxy Statement. The Audit Committee was established in accordance with

Section 3(a)58(A) of the Exchange Act and the charter of the Audit Committee is available on the Company’s website at www.LHCGroup.com. The Board of Directors has determined that each member of the Audit Committee is “independent” under the heightened standards required for members of the Audit Committee by the Nasdaq listing standards, the rules of the Securities and Exchange Commission and the Audit Committee Charter.

The Audit Committee performs the following functions, among others:

•	Reviews and implements the Audit Committee charter, which is posted on the Company’s website at www.LHCGroup.com

•	Selects the Company’s independent audit firm (whose duty it is to audit the financial statements of the Company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and engagement fees and terms, as well as all significant permitted non-audit services by the Company’s independent auditors.

•	Meets with the auditors and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal controls regarding accounting and financial matters.

•	Reviews the financial statements and discusses them with management and the independent auditors.

•	Reviews and discusses with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Reviews and discusses with management the Company’s Form 10Q and Form 10K.

•	Reviews and approves any proposed transaction with any affiliate, in accordance with the Company’s written policy.

Additional information regarding the Audit Committee and its processes and procedures for the consideration and approval of related party transactions can be found under “Certain Relationships and Related Transactions” on page 29 of the proxy statement.

Compensation Committee

The members of the Compensation Committee are Messrs. Hoyt Lewis, and Wilford with Mr. Hoyt serving as chair. The charter of the Compensation Committee is available on the Company’s website at www.LHCGroup.com. The Board of Directors has determined that each of the members of the Compensation Committee is an “independent director” as defined in the charter and under the Nasdaq listing standards, is a “non-employee director” as defined in the charter and in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

The Compensation Committee performs the following functions, among others:

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Sets the total compensation package, including equity and non-equity incentives, for the Chief Executive Officer and the other named executive officers of the Company.

•	Makes recommendations to the Board regarding the Company’s overall equity-based and incentive compensation programs.

•	Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers.

Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of the executive compensation can be found in the Compensation Discussion and Analysis on page 13 of the proxy statement.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Tauzin, Breaux, Nixon and Wilford, with Mr. Tauzin serving as chair. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.LHCGroup.com. The members of the Nominating and Corporate Governance Committee are independent directors under Nasdaq Marketplace Rule 4200(a)(15).

The Nominating and Corporate Governance Committee performs the following functions, among others:

•	Recommends to the Board for its approval proposed nominees for Board membership after evaluating the proposed nominee and making a determination as to the proposed nominee’s qualifications to be a Board member.

•	Evaluates the performance of each existing director before recommending to the Board his or her nomination for an additional term as a director.

Stockholder Proposals

For nominations or other business to be properly brought before an annual meeting by a stockholder, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Company, (2) such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a solicitation notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered prior to the meeting a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered prior to the meeting a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the solicitation notice and (4) if no solicitation notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) or more than ninety (90) days prior to the first anniversary (the “Anniversary”) of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no proxy materials were mailed by the Company in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

The Nominating and Governance Committee has not received any nominee recommendations from any of the Company’s stockholders in connection with the 2007 Annual Meeting. The Board is nominating Messrs. Indest, Nixon, and Tauzin for re-election as Class II directors based upon the recommendation of the Nominating and Governance Committee.

Stockholder Communications with the Board of Directors

The Board accepts communications sent to the Board (or to specified individual directors) by stockholders of the Company. Stockholders may communicate with the Board (or with specified individual directors) by writing to them c/o Secretary, LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. All written communications received in such manner from stockholders of the Company shall be forwarded promptly to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board.

Meetings

During the Company’s fiscal year ended December 31, 2006 (“Fiscal 2006”), the Board held five meetings and took additional action, from time to time, by unanimous written consent. The Compensation Committee met twice and took additional action by unanimous written consent. The Audit Committee held nine meetings and the Nominating and Governance Committee held one meeting, and both took additional action by unanimous written consent. During fiscal 2006, each incumbent director attended 90% or more of the aggregate number of meetings held by the Board and its committees on which he or she served. The Board has established a policy encouraging all members of the Board to attend each annual meeting of the stockholders of the Company, particularly with respect to those directors who are up for election at any such annual meeting.

Non-Management Executive Sessions

The Board has adopted a policy relating to non-management executive sessions. Under this policy, periodically, and no less frequently than semi-annually, the Board will meet in executive sessions in which management directors and other members of management do not participate. The non-management members of the Board held four executive sessions during fiscal 2006.

Code of Business Conduct and Ethics

In compliance with requirements of both the SEC and Nasdaq Global Market, or Nasdaq, the Company has a Code of Business Conduct and Ethics applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics can be found on the Company’s website at www.LHCGroup.com.

Independence of Directors

The Board has reviewed the independence of each of the Company’s directors in light of the definition of “independent director” as that term is defined in the Nasdaq listing standards. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under Nasdaq standards with the exception of Keith G. Myers and John L. Indest, each of whom is employed by the Company.

Director Nominee Evaluation Process

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for seeking individuals qualified to become Board members, conducting appropriate inquiries into the backgrounds and qualifications of possible Board nominees and proposing nominees for Board membership to the Board for its approval. The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders.

A stockholder who wishes to recommend a prospective nominee for the Board to the Nominating and Corporate Governance Committee should submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Company’s Secretary, LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. Stockholders may continue to make their own direct nominations to the Board, for election at an annual or special meeting of the stockholders, in accordance with the procedures set forth in the Company’s Bylaws relating to stockholder nominations. See the section entitled “Stockholder Proposals” under the heading Corporate Governance for additional information about direct nominations by stockholders. There have been no changes to the procedures by which stockholders may recommend nominees to our Board of Directors since the Company’s last disclosure of such procedures, which appeared in the definitive proxy statement for our 2006 Annual Meeting of Stockholders.

Stockholder recommendations to the Nominating and Corporate Governance Committee should include, at a minimum:

•	the candidate’s name, age, business addresses, and other contact information;

•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee will evaluate prospective nominees considering certain factors, including:

•	the commitment of the prospective nominee to represent the long-term interests of the stockholders of the Company;

•	the prospective nominee’s standards of character and integrity;

•	the prospective nominee’s financial literacy;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s independence and absence of any conflicts of interest that would interfere with his or her performance as a director; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems are in the best interest of the Company and its stockholders, such as the current composition of the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating and Corporate Governance Committee, however, does believe it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the Nasdaq listing standards. The

Nominating and Corporate Governance Committee also believes it appropriate for certain members of the Company’s management to participate as members of the Board.

The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a current Board member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience for a new nominee in light of the criteria above. The criteria employed by the Nominating and Corporate Governance Committee in evaluating potential nominees will not differ based on whether the candidate is recommended by a stockholder of the Company.

MANAGEMENT

The executive officers of the Company are listed in the table below. Biographical information concerning those executive officers currently serving as directors or nominees is set forth under Proposal #1 in this Proxy Statement. Biographical information concerning all other executive officers of the Company is set forth below.

Name	Age	Position(s)

Keith G. Myers	47	President and Chief Executive Officer, Chairman of the Board
Barry E. Stewart	52	Executive Vice President, Chief Financial Officer, Treasurer
John L. Indest	55	Executive Vice President, Chief Operating Officer, Secretary, Director
Daryl J. Doise	49	Senior Vice President, Acquisitions and Market Development
Donald D. Stelly	38	Senior Vice President, Operations
Richard A. MacMillan	54	Senior Vice President, General Counsel

Barry E. Stewart serves as our Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, he previously served as Chief Financial Officer and Treasurer of Rotech Healthcare, Inc. From 2001 to 2004, Mr. Stewart served as Chief Financial Officer of Evolved Digital Systems, Inc., a healthcare technology solutions company, and from 1996 to 2001 he served as Vice President of Finance of Community Health Systems, Inc., a provider of general hospital healthcare services. Prior to 1996, Mr. Stewart served in various managing director positions with national commercial banks. Mr. Stewart currently serves as a director and the chairman of the audit committee of the Board of Directors for FloTek Industries, Inc., a publicly traded company engaged in oilfield solutions headquartered in Houston, Texas. Mr. Stewart is a licensed Certified Public Accountant. Mr. Stewart received a Bachelor’s degree in Business Administration from Northeast Louisiana University and earned a Masters of Business Administration from the University of Houston.

Daryl J. Doise serves as our Senior Vice President of Acquisitions and Market Development. He previously served as our Chief Operating Officer of Facility-Based Services, beginning May 2002. Prior to joining LHC Group, Mr. Doise was employed for the previous four years by Quorum Health Services where he served as President and Chief Executive Officer of Opelousas General Hospital, a 200-bed hospital with over 800 employees. Mr. Doise has also served as an officer and member of the board of directors of the Louisiana Hospital Association. Mr. Doise received a Bachelor of Science degree from Louisiana State University, with a major in accounting, and earned a Masters of Business Administration from Tulane University.

Donald D. Stelly serves as our Senior Vice President of Operations. Mr. Stelly joined the company in April 2005 after most recently serving as the Chief Executive Officer at Doctor’s Hospital, a subsidiary of

LifePoint Hospitals, Inc. which is based in Brentwood, Tennessee. Prior to attaining that position, Mr. Stelly served as Chief Operating Officer and Chief Nursing Officer of Doctor’s Hospital which was nationally recognized for attaining superior operating results through Service Excellence. Additionally, Mr. Stelly has enjoyed a career of providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor’s Degree in Nursing from the University of Southwestern Louisiana in 1991.

Richard A. MacMillan serves as our Senior Vice President and General Counsel. Mr. MacMillan joined the company in April 2007. He is a Past-President of the Louisiana Rural Health Association and is a member of the National Rural Health Association. Mr. MacMillan serves on the Board of Directors of the Louisiana Association for Ambulatory Healthcare. In addition, he is a member of the American Health Lawyers Association, the Health Law Sections of the Louisiana State Bar Association and The Mississippi Bar, and the Healthcare Financial Management Association. Mr. MacMillan served as General Counsel to the HomeCare Association of Louisiana from 1994 to 2007. He is admitted to the Louisiana Bar and the Mississippi Bar. He is also licensed as a Registered Nurse in Mississippi and Louisiana. Mr. MacMillan received his Juris Doctor from Louisiana State University, and a B.S. in Nursing degree from the University of Southern Mississippi.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our named executive officers:

•	Keith G. Myers, our president, chief executive officer and chairman of the board,

•	Barry E. Stewart, our executive vice president, chief financial officer and treasurer,

•	R. Barr Brown, our former senior vice president chief financial officer and treasurer,

•	John L. Indest, our executive vice president, chief operating officer and secretary,

•	Daryl J. Doise, our senior vice president of business development, and

•	Donald D. Stelly, our senior vice president of operations.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

We believe that each executive officer has the potential to affect the short-term and long-term profitability of the Company. Therefore, we place considerable importance on creating and implementing our executive compensation program to properly compensate our executive officers. Our executive compensation program emphasizes the creation of stockholder value by focusing on the overall performance of the Company and recognizing and rewarding each executive officer’s contributions to the success of the Company.

Our compensation philosophy is to integrate our compensation program with corporate performance by linking a substantial portion of executive officer compensation to the achievement of financial goals that are critical to the success of the Company. Our objective is to have a compensation program that will allow us to attract, motivate, and retain qualified executives, and align the interests of our executive officers with the interests of stockholders. In order to further this objective, our compensation program is designed to:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at firms with whom we compete for talent;

•	directly link a significant portion of total compensation to the Company’s achievement of performance goals in a way that proportionally rewards higher performance levels;

•	provide significant upside opportunities for exceptional individual performance, which can result in differentiated compensation among executives based on performance; and

•	closely align our executive’s interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation.

Role of the Compensation Committee

Our Compensation Committee assists our Board of Directors in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee reviews and approves all compensation that is payable to our executive officers. Each of the three members of our Compensation Committee is independent as that term is defined under the listing standards of the Nasdaq Exchange and the director independence standards adopted by our Board. We believe that their independence from management allows the Compensation Committee members to provide objective consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements and designs best achieve our compensation objectives.

Role of Independent Compensation Consultants

To assist in evaluating our compensation practices, the Compensation Committee has from time to time retained an independent compensation consultant to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2004 prior to our initial public offering, and again in 2006, the Compensation Committee retained the executive compensation consulting services of Longnecker and Associates (“Longnecker”). Specifically, we instructed Longnecker to (i) review the total compensation package (base salary, annual cash incentives and long-term equity incentives) we pay to our named executive officers, (ii) assess the competitiveness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our named executive officers. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process.

Market Data and Peer Group

The Compensation Committee reviews and analyzes market data to ensure that our executive officer compensation is competitive with the marketplace. We consider the compensation levels, programs and practices of other companies within our industry and of comparable size in terms of revenue and market capitalization to assist us in setting our executive compensation so that it is market competitive. In 2006, we used the following peer group for these purposes:

Amedisys, Inc.
Genesis HealthCare Corporation
Gentiva Health Services
Odyssey HealthCare, Inc.
VistaCare, Inc.

The above peer group is the one we used for targeting and evaluating the compensation levels of our named executive officers for 2006. As our strategy changes and we leverage our capabilities into other markets, we intend to review the peer groups annually to assure that we have the appropriate marketplace focus.

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short and long term performance. We set compensation levels for our executive officers to be competitive within our industry and within the geographic region in which we operate.

No specific formula or weightings are used in regard to the allocation of the various pay elements within our executive compensation program. In general, we emphasize annual performance incentives and long-term equity incentives over fixed compensation such as base salary.

Our management philosophy emphasizes a team approach among our top executive officers. This team approach is reflected in our compensation program by the fact that survey data indicates that we have a higher level of pay equity among our top three executives than many of our peer companies do. To achieve this pay equity, we generally try to set the compensation level of our chief executive officer at slightly below the median for our peer group, and to set the compensation levels of our chief operating officer and chief financial officer at slightly above the median level, in an effort to minimize pay disparities among this group while still recognizing differences in job title and responsibilities. Specifically, we generally seek to keep the total value of the compensation package of our chief executive officer at a level that is no more than 10% greater than the compensation package of our chief operating officer.

Our chief executive officer, with input from our chief operating officer, recommends to the Compensation Committee base salary, target bonus levels and long-term incentive awards for our executive officers (other than himself). These recommendations are based on data and analysis regarding our peer group, information provided by our compensation consultant, and qualitative judgments regarding individual performance. Our chief executive officer is not involved with any aspect of determining his own pay.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following components: base salary, annual cash incentive awards, and long-term equity incentive awards. In addition, we provide certain other benefits, such as perquisites, retirement benefits and severance benefits.

Base Salary

We provide base salaries to our executive officers as compensation for day-to-day responsibilities and sustained performance. Base salary provides our executive officers with an element of compensation that is not “at-risk.” We consider a combination of objective and subjective factors in determining the appropriate base salaries for our executive officers. Objective factors include salaries paid by competitive companies to officers in similar positions, base compensation paid to other Company executives, and factors relating to the performance of the Company, including net income, earnings per share, return on equity, and growth. Subjective factors relate to the performance of the individual executive officer, and include the following:

•	the executive officer’s responsibilities,

•	the scope of the position,

•	experience and length of the executive officer’s service with the Company,

•	individual efforts and performance within the Company, the industry and the community,

•	team building skills consistent with the Company’s best interests, and

•	observance of the Company’s ethics and compliance program.

While these subjective factors are then integrated with the objective factors mentioned above, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer. With these objective and subjective factors in mind, Mr. Myers conducts an annual merit review of the executive officers, and based on this review, recommends base salaries to the Compensation Committee with respect to the named executive officers other than himself. The Compensation Committee determines the appropriate base salary for Mr. Myers after an annual performance review based on the same factors used to evaluate the other named executive officers.

Based on the factors and analysis described above, the Compensation Committee approved base salaries for 2006 for our named executive officers in amounts that represented an increase of approximately 12% to 20% over 2005 levels. The amounts of these increases were based primarily on market survey data that indicated that our executive officer base salaries were significantly below the median for our peer group.

Annual Cash Incentive Awards

The Compensation Committee believes that a significant portion of the total cash compensation for executive officers should be based on the Company’s achievement of specific performance criteria, and that a significant part of the cash compensation package should be “at-risk.” Accordingly, for 2006, the Compensation Committee approved a cash incentive bonus program pursuant to which the named executive officers were provided an opportunity to earn quarterly cash bonuses based on the Company’s achievement of quarterly performance targets relating to earnings per share, or EPS.

Earnings per share was selected as the performance criteria on which to base executive officer bonuses for 2006 because it is an important and direct indicator of shareholder value. Other potential performance criteria and more complicated performance matrices were considered but were ultimately deemed inappropriate based on our short operating history as a public company following our initial public offering in 2005.

Maximum quarterly bonus opportunities for 2006 were expressed as a percentage of each named executive officer’s base salary (20% in the case Messrs. Myers, Brown and Indest; 12.5% in the case of Messrs. Stewart and Doise; 10.5% in the case of Mr. Stelly). With respect to each quarter, the executives could earn their maximum bonus opportunity if the Company achieved 100% of its pre-established earnings per share goal with respect to that quarter, and if the Company achieved at least 80% of its earnings per share goal for the quarter, the executives would earn a quarterly bonus equal to 10% of their respective base salaries. In addition, there is an annual “true-up” pursuant to which the executive officers have an opportunity to earn their aggregate maximum bonus opportunities based on the Company’s achievement of an annual earnings per share target.

The actual 2006 quarterly and annual earnings per share goals on which executive officer bonus opportunities for 2006 were based are as follows: first quarter, $0.24; second quarter, $0.27; third quarter, $0.28; fourth quarter, $0.30; and annual, $1.09. The incentive bonus amounts payable to the named executive officers are based solely on the Company’s achievement of these quarterly and annual earnings per share goals, and the Compensation Committee does not exercise discretion to increase or decrease the amount of incentive bonuses earned.

During 2006, the Company achieved 100% of its quarterly earnings per share targets, resulting in the named executive officers earning their maximum bonus opportunities for each quarter (except for Mr. Brown, who resigned from the Company effective July 1, 2006 and did not receive a fourth quarter bonus). The actual incentive bonus awards earned by the named executive officers in 2006 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 19 of this proxy statement.

Long-Term Equity Incentive Awards

The purpose of long-term incentives is to align our executive officers’ performance incentives more closely with the interests of stockholders. Since our initial public offering in June 2005, our executive officers have received two grants of long-term incentives in the form of restricted stock awards granted under the LHC

Group, Inc. 2005 Long-Term Incentive Plan. As described below, these awards were earned based on Company performance and vest over a period of five years. We believe that these awards have been and remain an excellent vehicle for providing financial incentives for management because they align the executive’s interests with those of our stockholders and provide strong incentive for the creation of stockholder value. Time-based restricted stock also provides a strong retentive component to our compensation program.

Restricted Stock Awards Granted in 2006 Based on Performance during Fiscal Year 2005.  In January 2006, our named executive officers were granted awards of restricted stock based on the Company’s performance in the last two fiscal quarters in 2005 following our initial public offering. These awards were based on the Company’s achievement of its Earnings Before Income Tax, Depreciation and Amortization (EBITDA) goal for 2005. The maximum number of restricted shares that could be earned by the named executive officers was as follows: Mr. Myers, 11,000 shares; Mr. Brown, 10,000; Mr. Indest, 10,000 shares; and Mr. Doise, 7,500 shares. In addition, Mr. Stewart was granted 10,000 shares of restricted stock in connection with his joining the Company as our chief financial officer on June 1, 2006, and Mr. Stelly was granted 3,500 shares of restricted stock in January 2006, although he was not an executive officer at that time. The restricted stock awards vest in five equal annual installments beginning on the first anniversary of the date of grant, provided the executive is then still employed by us. These restricted stock awards are reported in the 2006 Grants of Plan-Based Awards table on page 20 of this proxy statement.

Restricted Stock Awards Granted in 2007 Based on Performance during Fiscal Year 2006.  In January 2006, the Compensation Committee also approved potential future awards of restricted stock that would be granted to each named executive officer in March 2007 based on the Company’s achievement of its earnings per share goal for 2006. The maximum number of restricted shares that could be earned by the named executive officers was as follows: Mr. Myers, 16,500 shares; Mr. Brown, 15,000; Mr. Indest, 15,000 shares; and Mr. Doise, 12,500 shares. The Compensation Committee also approved as of June 1, 2006 a potential future award of 5,000 shares of restricted stock to Mr. Stewart, and on February 12, 2007 an award of 7,500 shares of restricted stock to Mr. Stelly based on the same performance goal. The Company achieved 100% of its 2006 earnings per share target, and each of the named executive officers was granted the maximum potential number of restricted shares on March 1, 2007 (except for Mr. Brown, who resigned from the Company effective July 1, 2006 and did not receive any shares). These awards will be reflected in the 2007 Grants of Plan-Based Awards table in next year’s proxy statement.

Timing of Equity Grants.  As noted above, since our initial public offering in 2005, we have made two grants of restricted stock to our executive officers. In each case, these awards were approved at a regularly scheduled meeting of our Compensation Committee during the first fiscal quarter of the year, after review and consideration of the Company’s performance during the prior fiscal year and achievement of pre-established performance goals. We expect to continue this practice going forward, and we do not have any program, practice or policy of timing equity awards in connection with the release of material non-public information.

Employee Stock Purchase Plan.  Executive officers may also participate in our Employee Stock Purchase Plan, which permits participants to purchase shares our common stock at a 5% discount to the market price. Executive officers are entitled to participate in the Employee Stock Purchase Plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the Employee Stock Purchase Plan.

Perquisites and Other Executive Benefits

We provide our named executive officers with certain perquisites, including club memberships (which we believe facilitates community involvement by our executive officers) and occasional use of company aircraft for personal reasons (which we provide to our executive officers for reasons of efficiency and convenience). We believe the perquisites provided to our named executive officers are reasonable and conservative in light of industry practices.

Retirement Benefits

Retirement benefits fulfill an important role within our overall executive compensation objective by providing a financial security component which promotes retention. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan, in which our named executive officers are eligible to participate, along with a substantial majority of our employees. Effective January 1, 2006, we implemented a discretionary match of up to 2% of employee contributions. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.

Severance and Change in Control Arrangements

We have employment agreements with each of our named executive officers that provide, among other things, that the executive will be entitled to receive certain severance benefits in the event of a termination of his employment, and the executive will be entitled to increased benefits in the event that a termination of his employment follows a change in control of the company. We believe these employment agreements are an important element of our executive officers’ overall compensation package because they serve to ensure the continued focus and dedication of our executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control. The increased benefits that are payable in the event of a termination following a change in control are designed to attract and retain qualified executives who might not otherwise join or remain with our Company without financial protection in the event that they are forced out of the Company following a change in control. These provisions are also intended to provide for continuity of management in the event of a change in control of our Company. We believe that our severance and change in control arrangements are comparable to those provided by the companies in our peer group and competitive within our industry.

The potential severance and change in control benefits are more fully described in “Potential Payments upon Termination of Employment” on page 21 of this proxy statement.

Tax, Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to our named executive officers unless certain conditions are met. Currently, awards granted under the Company’s 2005 Long-Term Incentive Plan are exempt from the deduction limits of Section 162(m). It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. All compensation paid to our executive officers in 2006 was fully deductible by the Company.

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during 2006.

					Non-Equity
					Incentive Plan	All Other
		Salary	Stock Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)		($)(2)	($)		($)

Keith G. Myers	2006	330,000	34,920		260,040	18,606	(3)	784,039
President, Chief Executive Officer and Chairman of the Board
Barry E. Stewart	2006	163,962	21,537		92,083	—		449,714
Executive Vice President, Chief Financial Officer and Treasurer(4)
R. Barr Brown	2006	142,789	0	(5)	174,415	110,434	(6)	544,688
Former Senior Vice President and Former Chief Financial Officer
John L. Indest	2006	300,000	31,746		236,400	—		700,101
Executive Vice President, Chief Operating Officer, Secretary, and Director
Daryl J. Doise	2006	225,000	23,809		175,360	—		523,649
Senior Vice President, Acquisition and Market Development
Donald D. Stelly	2006	162,500	12,726		63,750	—		289,880
Senior Vice President, Operations(7)

(1)	Reflects the proportionate amount of the total grant date fair value of stock awards recognized by the Company as an expense in 2006 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R).

(2)	Reflects annual cash incentive awards earned based on 2006 performance. For information regarding our annual cash incentive program, see the discussion in the Compensation Discussion and Analysis on page 16 of this Proxy Statement.

(3)	Reflects the incremental cost to the Company of Mr. Myers’s personal use of Company-owned aircraft.

(4)	Mr. Stewart joined the Company on June 1, 2006.

(5)	Mr. Brown resigned from the Company effective July 1, 2006. In connection with his resignation, Mr. Brown forfeited 8,731 shares of restricted stock that were granted on January 3, 2006.

(6)	Reflects severance benefits paid to Mr. Brown in connection with his termination of employment as follows: salary continuation for three months, $68,750; cash incentive bonus for the third fiscal quarter, $38,621; and health insurance premiums paid by the Company, $3,063.

(7)	Mr. Stelly became an executive officer on August 1, 2006.

2006 GRANTS OF PLAN-BASED AWARD

The following table sets forth the individual grants of plan-based awards made to each of our named executive officers during 2006.

						All Other
						Stock
						Awards:
						Number of	Grant Date
						Shares of	Fair Value
			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Stock or	of Stock
		Approval	Threshold	Target	Maximum	Units	Awards
Name	Grant Date	Date	($)	($)	($)	(#)(2)	($)(3)

Keith G. Myers	01/03/2006	12/27/05	132,000	198,000	264,000	9,604	174,601
Barry E. Stewart	06/01/2006	05/15/06	58,000	65,250	72,500	10,000	184,600
R. Barr Brown	01/03/2006	12/27/05	110,000	165,000	220,000	8,731	158,730
John L. Indest	01/03/2006	12/27/05	120,000	180,000	240,000	8,731	158,730
Daryl J. Doise	01/03/2006	12/27/05	88,000	97,680	110,000	6,548	119,043
Donald D. Stelly	01/03/2006	12/27/05	60,000	67,500	75,000	3,500	63,630

(1)	Represents threshold, target and maximum payout levels for 2006 performance. The actual amount earned by each named executive officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding our annual cash incentive program, see the discussion in the Compensation Discussions and Analysis on page 16 of this Proxy Statement.

(2)	Award of time-vesting restricted stock under the 2005 Incentive Plan. The restricted stock vests in five equal annual installments on each of the first five anniversaries of the grant date.

(3)	The grant date fair value of the awards is determined pursuant to FAS 123R and is based on the fair market value of the underlying shares on the date of grant.

Employment Agreements

We have employment agreements with Messrs. Myers, Stewart, Indest, and Doise that include the terms described below. We previously had an employment agreement with Mr. Brown that was terminated in connection with Mr. Brown’s termination of employment with the Company effective July 1, 2006. We entered into a Separation and Release Agreement with Mr. Brown that provided for certain severance payments and benefits, which are described below under “Post Termination Payments and Benefits” beginning on page 23 of this Proxy Statement. We have not entered into an employment agreement with Mr. Stelly.

Term.  The initial terms of the employment agreements expire on June 9, 2008, with the exception of Mr. Stewart’s agreement which expires on June 1, 2009, and thereafter each of the agreements will be automatically renewed for additional one-year periods unless expressly not renewed.

Salary and Benefits.  The employment agreements with Messrs. Myers, Stewart, Indest, and Doise provide that each executive is entitled to a base annual salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior executive officers. Each of these executives will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the Compensation Committee. In addition, each of the executives is entitled to fringe benefits generally made available to our senior executive officers.

Equity Awards.  The employment agreements provide that the executives will be eligible for grants under the Company’s long-term incentive plan or plans generally made available to the Company’s senior executive officers.

Termination.  The employment agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below under “Post Termination Payments and Benefits” beginning on page    of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table provides information concerning stock awards that are outstanding as of December 31, 2006 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
	Number of
	Shares or Units	Market Value of Shares or
	of Stock That	Units of Stock That Have
	Have Not Vested	Not Vested
Name	(#)(1)	($)(2)

Keith G. Myers	9,604	273,810
Barry E. Stewart	10,000	285,100
R. Barr Brown(3)	—	—
John L. Indest	8,731	248,921
Daryl J. Doise	6,548	186,683
Donald D. Stelly	3,500	99,785

(1)	Reflects restricted stock awarded granted on January 3, 2006 under the 2005 Incentive Plan. The restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant (January 3, 2007, 2008, 2009, 2010, and 2011), provided that the executive is then still employed by the Company, or earlier upon the occurrence of the executive’s death, disability or retirement, or termination by the Company without cause or resignation for good reason within two years following a change of control of the Company.

(2)	Reflects the value as calculated using the closing market price of our common stock as of December 29, 2006 ($28.51).

(3)	Mr. Brown forfeited all outstanding restricted stock awards upon his resignation on July 1, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with our named executive officers, with the exception of Mr. Stelly. The employment agreements provide benefits to the executive in the event of the termination of his employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Termination for Cause; Resignation Without Good Reason.  If an executive is terminated for cause or resigns without good reason (as such terms are defined in the agreements), the executive receives only the salary and vested benefits that have accrued through the date of termination. No other severance benefits are payable.

Termination Due to Death, Disability or Retirement.  If the executive dies, or if we terminate the executive due to disability, or if the executive retires, the executive (or his estate) receives salary and vested benefits accrued through the date of termination, plus a pro-rata portion of the executive’s annual bonus earned through the date of termination, based on performance against target for the portion of the year prior to termination.

Termination Without Cause; Resignation for Good Reason

General.  If the executive is terminated without cause or resigns for good reason, either before a change of control of the Company occurs or more than two years after a change of control, then in addition to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination, the executive will be entitled to:

•	a severance payment equal to the product of 24 times one twelfth of the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two fiscal years, or his target bonus for the year in which the date of termination occurs,

•	continuation of health and welfare benefits for a period of two years, and

•	vesting of all outstanding equity awards.

In Connection with a Change of Control.  If the executive is terminated without cause or resigns for good reason within two years following a change of control of the Company, then in addition to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination, the executive will be entitled to:

•	a severance payment equal to the product of 30 times one twelfth of the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two fiscal years, or his target bonus for the year in which the date of termination occurs,

•	vesting of all outstanding equity awards, and

•	continuation of health and welfare benefits for a period of 2 1/2 years.

The employment agreements provide that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive a full gross up of any excise tax imposed, including income and excise taxes on such gross-up amount, subject to a $50,000 threshold benefit amount.

Restrictive Covenants.  To receive the severance benefits under the employment agreement, the executive must comply with certain restrictive covenants. Each of the employment agreements contains covenants not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of two years following the termination of employment.

Summary of Termination Payments and Benefits.

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2006 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. Mr. Brown is not included in the chart below because his employment agreement with the Company was terminated in connection with his resignation, which was effective as of July 1, 2006. Pursuant to our separation agreement with Mr. Brown, he received the following severance payments and benefits: salary continuation for three months, $68,750; cash incentive bonus for the third fiscal quarter, $38,621; and three-months of health insurance premiums paid by the Company, $3,063.

	Myers	Stewart	Indest	Doise	Stelly(6)

Reason for Termination:
By Company Without Cause; by Executive for Good Reason
Pro-rata Annual Bonus(1)	$198,000	$65,250	$180,000	$97,680	—
Cash Severance(2)	1,056,000	764,166	960,000	667,517	—
Health & Welfare Continuation(3)	24,507	17,156	17,156	24,507	—
Value of Accelerated Equity Awards(4)	273,810	285,100	248,921	186,683	99,785
Total Estimated Value of Payments and Benefits	$1,552,317	$1,131,672	$1,406,077	$976,387	$99,785
Termination Within 24 Months Following a Change of Control
Pro-rata Annual Bonus(1)	$198,000	$65,250	$180,000	$97,680	—
Cash Severance(2)	1,320,000	955,208	1,200,000	834,396	—
Health and Welfare Continuation(3)	30,634	21,445	21,445	30,634	—
Value of Accelerated Equity Awards(4)	273,810	285,100	248,921	186,683	99,785
Estimated 280G Gross-Up Payment(5)	681,980	399,310	579,475	—	—
Total Estimated Value of Payments and Benefits	2,504,424	1,726,313	2,229,841	1,149,393	99,785
Death, Disability or Retirement
Pro-rata Annual Bonus(1)	$198,000	$65,250	$180,000	$97,680	—
Value of Accelerated Equity Awards(4)	273,810	285,100	248,921	186,683	99,785
Total Estimated Value of Payments and Benefits	$471,810	$350,350	$428,921	$284,363	$99,785

(1)	Reflects a pro-rata payment of the executive’s target annual bonus for 2006, based on the portion of the year elapsed prior to termination.

(2)	Reflects a severance payment equal to the product of 24 times (or 30 times, in the event of a change in control) one twelfth of the sum of (1) the executive’s base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by the executive for the two fiscal years, or his target bonus for the year in which the date of termination occurs.

(3)	Reflects the cost of providing continued health and welfare benefits to the executive for 2 years after his date of termination of employment, or 2 1/2 years, in the event of a change in control. The Company’s obligations to provide health and welfare benefits cease in the event the executive participates in another employer sponsored plan.

(4)	Represents the fair market value of restricted shares that would become fully vested upon termination (each based on closing market price of our common stock as of the last trading day in 2006, December 29, 2006 ($28.51)).

(5)	Employment agreements with the named executive officers provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes, provided that the net after-tax benefit to the executive is at least $50,000 as compared with the net after-tax proceeds to the executive of a “cut-back” to the extent necessary to avoid imposition of the 280G excise tax. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 6% state income tax rate, and a 1.45% Medicare tax rate.

(6)	Mr. Stelly does not have an employment agreement with the Company.

2006 DIRECTOR COMPENSATION

The following table sets forth the cash and equity compensation that we paid to our non-employee directors during 2006.

	Fees Earned
	or Paid in	Stock		Option
	Cash (1)	Awards		Awards	Total
Name	($)	($)		($)(3)	($)

W.J. Tauzin	50,300	32,662	(2)	69,125	152,087
Ted W. Hoyt	42,300	16,338	(2)	39,500	98,138
George A. Lewis	42,300	16,338	(2)	39,500	98,138
W. Patrick Mulloy(4)	22,800	16,338	(2)	39,500	78,638
Ronald T. Nixon	36,300	16,338	(2)	39,500	92,138
Dan S. Wilford	30,000	19,897	(2)	39,500	89,397
Nancy G. Brinker	14,000	36,270	(2)	39,500	89,770

(1)	Amounts reflect the following retainers and meeting fees:

		Special	Supplemental Retainers ($)
	Base	Board and				Nominating and
	Annual	Committee		Audit	Compensation	Governance
	Retainer	Meeting	Lead	Committee	Committee	Committee
Director	($)	Fees ($)	Director	Chair/Member	Chair/Member	Chair/Member

Tauzin	24,000	300	26,000
Hoyt	24,000	300		6,000	12,000
Lewis	24,000	300		12,000	6,000
Mulloy	18,000	300			4,500
Nixon	24,000	300		6,000		6,000
Wilford	24,000	0				6,000
Brinker	14,000	0

(2)	Reflects the proportionate amount of the grant date fair value of stock awards recognized by the Company as an expense in 2006 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. With the exception of Ms. Brinker, the stock awards consist of initial grants of restricted stock made to the directors following the Company’s initial public offering in 2005. With respect to Ms. Brinker, the stock award consists of an initial grant of restricted stock made to her in connection with her appointment to the Board in June 2006. The grant date fair value of the restricted stock awarded to Ms. Brinker in 2006 was $69,125. The total number of restricted shares held by each of the directors as of December 31, 2006 was as follows: Tauzin, 2,334; Hoyt, 1,167; Lewis, 1,167; Mulloy, 0; Nixon, 1,167; Wilford, 1,167; and Brinker, 2,334.

(3)	Reflects the amount recognized by the Company as an expense in 2006 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service- based vesting conditions, which amount is equal to the grant date fair value of these fully vested option awards. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair value of the option awards are set forth in Note 6 to the Company’s consolidate financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC. The total number of stock options held by each of the directors as of December 31, 2006 was as follows: Tauzin, 7,000; Hoyt, 0; Lewis, 4,000; Mulloy, 0; Nixon, 4,000; Wilford, 4,000; and Brinker, 2,000.

(4)	W. Patrick Mulloy, II resigned from the Board of Directors on September 14, 2006 and forfeited 1,167 in outstanding restricted stock awards.

Director Compensation Plan.  Our Amended and Restated 2005 Non-Employees Director Compensation Plan, which we refer to as the “director compensation plan,” provides for both cash and equity compensation for our non-employee directors. The principal features of the director compensation plan as in effect for 2006 are described below. Employees of the Company do not receive any compensation for serving on our Board.

Cash Compensation.  Our lead independent director receives an annual cash retainer of $50,000, and our other non-employee directors receive annual cash retainers of $24,000. In addition, our non-employee directors receive $6,000 per year for each committee on which they serve, or $12,000 per year for serving as a committee chairperson, and $300 per attendance at unscheduled board of directors’ meetings.

Equity Compensation.  The director compensation plan provides for annual equity awards to non-employee directors in the form of stock options. Our lead independent director receives an annual grant of 3,500 fully vested stock options, and our other non-employee directors receive an annual grant of 2,000 fully vested stock options. New directors who are first appointed to the Board on a day other than an annual meeting receive an initial grant of 3,500 shares of restricted stock subject to a two-year vesting requirement and an initial grant of 2,000 fully vested stock options.

Benefits.  We reimburse each non-employee director for expenses associated with attending board and committee meetings and other board-related activities. Non-employee directors do not receive other benefits from the Company.

SECURITY OWNERSHIP OF DIRECTORS,OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of Common Stock held beneficially, directly or indirectly, as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (b) each director and director nominee of the Company, (c) the Company’s Chief Executive Officer and the Company’s executive officers (collectively, the “Named Executive Officers”), and (d) all directors, nominees and executive officers of the Company as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents.

	Beneficial Ownership(1)
Name	Number	Percent

Keith G. Myers(2)	3,156,005	17.5%
John L. Indest(3)	146,312	*
Barry E. Stewart	35,000	*
Daryl J. Doise	21,943	*
Donald D Stelly	10,300	*
Richard A. MacMillan	10,000	*
Ted W. Hoyt	19,581	*
George A. Lewis(4)	8,800	*
Ronald T. Nixon(5)	40,120	*
W.J. “Billy” Tauzin(6)	16,300	*
Dan S. Wilford(7)	10,800	*
John B. Breaux	4,800	*
Nancy G. Brinker	6,800	*
Fidelity Management & Research(8)	1,327,133	7.4%
AllianceBernstein L.P.(9)	1,128,500	6.3%
All directors, nominees and executive officers of the Company as a group (13 persons)	3,561,639	19.4%

*	Less than 1%

(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table above is c/o LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503

(2)	Includes 360,490 shares held by his wife, Ginger Myers, and 2,620,002 shares held by K&G Family, LLC, of which Mr. Myers is a Manager.

(3)	Includes 122,581 shares held by Duperier Avenue Investors, LLC, of which Mr. Indest is a Manager.

(4)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes 15,660 shares owned by The Catalyst Fund, Ltd. and 15,660 shares owned by Southwest/Catalyst Capital, Ltd. for which Mr. Nixon disclaims beneficial ownership. Mr. Nixon is an executive officer of The Catalyst Fund, Ltd. and Southwest/Catalyst Capital, Ltd. Mr. Nixon and Rick Hermann, who is also an executive officer of The Catalyst Fund, Ltd. and Southwest/Catalyst Capital Ltd., exercise shared investment power over the shares of common stock owned by The Catalyst Fund Ltd. and Southwest/Catalyst Capital, Ltd. The address for Mr. Nixon is Two Riverway, Suite 1710, Houston, TX 77056. The shares shown as being held by Mr. Nixon also include 4,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(6)	Includes 7,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(7)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(8)	The number of shares reported is as of December 31, 2006 as reported in a Form 13F filed with the SEC. The address for Fidelity Management and Research is 82 Devonshire Street, Boston, MA 02109.

(9)	The number of shares reported is as of December 31, 2006 as reported in a Form 13F filed with the SEC. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, the Company’s directors, executive officers and any person holding more than ten percent of our common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC and Nasdaq. These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company must report in this Proxy Statement any failure to make required filings on a timely basis for the fiscal year ended December 31, 2006. Based solely on a review of the reports furnished to the Company or written representations from the Company’s directors, officers, and ten percent beneficial owners, all reporting requirements were satisfied with the following exception: Ronald T. Nixon filed a late Form 4 on November 13, 2006 to report two transactions that occurred on November 7, 2006 (an Amended Form 4 was filed on November 14, 2006 to correctly state the transaction date for these two transactions).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

This report is submitted by the Company’s Compensation Committee at the direction of the Board. The Compensation Committee of the Board is responsible for reviewing and approving compensation for the Company’s executive officers. The Compensation Committee operates pursuant to a charter, which has been approved and adopted by the Board. The Compensation Committee is composed of two non-employee directors who meet the independence requirements of Nasdaq. Because the Compensation Committee believes that each executive officer has the potential to affect the short-term and long-term profitability of the Company, the Compensation Committee places considerable importance on the task of creating and implementing the Company’s executive compensation program.

The Company’s executive compensation program is focused on stockholder value, the overall performance of the Company, the effect of the executive’s performance on the success of the Company and the individual performance of the particular executive.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussion , the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and in its Proxy Statement for the 2007 annual meeting of stockholders.

Submitted by the Compensation Committee of the Company’s Board of Directors.
Ted W. Hoyt — Chairman
George A. Lewis
Dan S. Wilford

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hoyt, Lewis, and Wilford presently serve as members of the Compensation Committee of the Board. None of the members of the compensation committee during fiscal year 2006 or as of the date of this proxy statement is or has been an officer or employee of our company. No member of the Board or the Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a charter, which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The text of the Audit Committee Charter is included in Appendix B to this Proxy Statement. The Audit Committee is comprised of three directors who meet the independence and experience requirements of the Nasdaq. One member of the Committee is an audit committee financial expert as that term is defined in Item 401(h) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements for the fiscal year ended December 31, 2006, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements. In consultation with management, the Audit Committee also considered the Company’s financial reporting processes and reviewed and assessed the adequacy of internal controls over financial reporting.

The Audit Committee reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of LHC Group’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Review Committee also reviewed and discussed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In addition, the Audit Committee has received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, and has discussed those disclosures with the auditors. In addition, the Audit Committee discussed with Ernst & Young LLP their independence from management and the Company. The Audit Committee also considered whether the provision of services during 2006 by Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2006 is compatible with maintaining Ernst & Young’s independence.

The Audit Committee discussed with LHC Group’s independent auditors the overall scope and plans for its audit. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of its observations of LHC Group’s internal controls, and the overall quality of LHC Group’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. In reliance on the reviews and discussions with management and with the independent auditors referred to above, and the receipt of an unqualified opinion from Ernst & Young LLP dated March 14, 2007 regarding the audited financial statements of LHC Group for the fiscal year ended December 31, 2006, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors.
George A. Lewis — Chairman
Ted W. Hoyt
Ronald T. Nixon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements with Directors

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: (1) any breach of their duty of loyalty to the corporation or the stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. This limitation does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws also provide that we will indemnify our directors and executive officers and we may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors, in addition to the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or at our request.

Company Policy

The Company believes that the transactions described above are on terms no less favorable to us as would have been obtainable from non-related parties. The Company requires that the Audit Committee of the Board review all related party transactions.

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which the Company participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable Securities and Exchange Commission rules and regulations.

In April 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons who include directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the Company’s voting securities or any immediate family member of such person. The policy also covers any firm, corporation or other entity in which any such person is employed or is a partner or principal, or in which such persons has a 5% or greater beneficial ownership interest. Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (i) the related person’s relationship to the Company and interest in the transaction, (ii) the material facts of the transaction, (iii) the benefits to the Company of the transaction, (iv) the availability of any other sources of comparable products or services and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the quarterly review of related person transactions which have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary. If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval. If the transaction is completed, it will be submitted to determine if ratification or rescission is appropriate.

GENERAL INFORMATION

Other Matters

The Board is not aware of any other matters to be brought before the Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have authority to vote all proxies with respect to such matters in accordance with the recommendation of the Board.

Stockholder Proposals for 2008 Annual Meeting

The Company must receive stockholder proposals intended to be presented at the 2008 annual meeting of stockholders at its principal executive offices at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503 no later than February 26, 2008, in order for the proposals to be included in the proxy statement and form of proxy for that meeting.

Under the Company’s Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 60 or more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the preceding year’s annual meeting. With respect to the 2008 annual meeting, notice must be received by the Company between January 28, 2008 and February 27, 2008. In the event that no proxy materials were mailed by the Corporation in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than thirty (30) days’ prior to or delay by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about the proposed business and the stockholder making the nomination or proposal.

Stockholders seeking to submit a nomination to the Board for inclusion in the Company’s proxy statement must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See the section entitled “Stockholder Proposals” under the heading Corporate Governance for additional information about stockholder nominations pursuant to a proxy statement. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

In addition, any stockholder who wishes to submit a recommendation to the Board for nomination by the Company (rather than for direct inclusion in the proxy statement) must deliver written notice of the nomination to the Nominating and Corporate Governance Committee not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. Stockholders seeking to submit director nominations in this manner must also comply with the information requirements set forth in the Nominating and Corporate Governance Committee’s charter. See the section entitled “Director Nominee Evaluation Process” under the heading Corporate Governance for additional information about stockholder nominations made directly to the Board.

Counting of Votes

The matters that are specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.

Certain Matters Relating to Proxy Materials and Annual Reports

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report to an address shared by two or more stockholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered stockholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report to certain multiple stockholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those stockholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please send a written request to the Company’s Secretary at LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503 . Stockholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report, as requested, by contacting such broker, dealer, bank or other entity.

Miscellaneous

The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Requests should be directed to the Company’s Secretary at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. A copy of the Annual Report for the year ended December 31, 2006, which includes the Form 10-K, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation materials.

LHC GROUP, INC.

Keith G. Myers
President and Chief Executive Officer

April 27, 2007

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 14, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — John L. Indest 02 — Ronald T. Nixon 03 - W.J. “Billy” Tauzin For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as 3. In their discretion, the proxies are authorized to vote upon independent registered public accounting firm. other business as may properly come before the meeting or any adjournment or postponement thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative capacity, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 3 2 A V 0 1 3 0 3 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00QABB

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — LHC Group, Inc. Proxy Solicited on Behalf of the Board of Directors for June 14, 2007 Annual Meeting of Stockholders The undersigned hereby appoints Keith G. Myers and Barry Stewart, or either of them, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of LHC Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) thereof. This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed on the reverse side and FOR proposal 2 as recommended by the Board of Directors. PLEASE MARK, DATE AND SIGN THIS PROXY, AND RETURN IN THE ENCLOSED RETURN-ADDRESSED ENVELOPE.